Exhibit 10.2
Bob Evans Farms, Inc.
Executive Recoupment Policy Acknowledgement and Agreement
     This Executive Recoupment Policy Acknowledgement and Agreement (this “Agreement”) is entered into as of the            day of                , 2009, between Bob Evans Farms, Inc. (the “Company”) and                                          (the “Executive”).
Recitals:
     Whereas, the Executive is an “executive officer” of the Company as defined in Rule 3b-7 under the Securities Exchange Act of 1934;
     Whereas, the Company’s Board of Directors has adopted the Bob Evans Farms, Inc. Executive Compensation Recoupment Policy (the “Policy”); and
     Whereas, in consideration of and as a condition to the receipt of future annual cash and stock-based awards, performance-based compensation and other forms of cash or equity compensation made under the Company’s 2006 Equity and Cash Incentive Plan and any other plans or programs adopted by the Company after the date of this Agreement (collectively, “Awards”), the Executive and the Company are entering into this Agreement;
     Now, therefore, the Company and the Executive hereby agree as follows:
     1. The Executive acknowledges receipt of the Policy, a copy of which is attached hereto as Annex A and is incorporated into this Agreement by reference. The Executive has read and understands the Policy and has had the opportunity to ask questions to the Company regarding the Policy.
     2. The Executive hereby acknowledges and agrees that the Policy shall apply to any and all Awards granted to the Executive after the date of this Agreement, and all such Awards shall be subject to recoupment under the Policy.
     3. Any applicable Award agreement, Award statement or terms and conditions relating to any future Awards made to the Executive shall be deemed to include the restrictions imposed by the Policy.
     4. The recoupment of Awards pursuant to the Policy and this Agreement shall not in any way limit or affect the Company’s right to pursue disciplinary action or dismissal, take legal action or pursue any other available remedies available to the Company. This Agreement and the Policy shall not replace, and shall be in addition to, any rights of the Company to recoup Awards from its executive officers under applicable laws and regulations, including but not limited to the Sarbanes-Oxley Act of 2002.
     5. The Executive acknowledges that the Executive’s execution of this Agreement is in consideration of, and is a condition to, the receipt by the Executive of future Awards from the Company; provided, however, that nothing in this Agreement shall be deemed to obligate the Company to make any Awards to the Executive in the future.
     6. This Agreement will be governed by and construed in accordance with the laws of the State of Ohio, without regard to the laws of Ohio that would result in the application of the laws of any other state. This Agreement may be executed in two or more counterparts, and by facsimile and electronic transmission, each of which will be deemed to be an original but all of which, taken together, shall constitute one and the same Agreement.

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     In Witness Whereof, the Company and the Executive have executed this Agreement as of the date first above written.

Executive:

COMPANY:

Bob Evans Farms, Inc.

By:

Name:
Title: